Exhibit 99.1

OnDeck Announces Closing of $250 Million Securitization
NEW YORK, May 17, 2016 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, announced today the closing of $250 million initial principal amount of Series 2016-1 Fixed Rate Asset-Backed Notes (the "Notes") in a private asset-backed securitization transaction. The Notes were issued in two classes consisting of $211.5 million initial principal amount of Class A Notes and $38.5 million initial principal amount of Class B Notes. The Notes were priced with an annual yield to expected maturity of 4.250% for the Class A Notes and 7.754% for the Class B Notes. The Notes were rated at the closing by both Standard & Poor's Ratings Services and DBRS, Inc. The Notes have a final legal maturity of May 2020.
The Notes were issued by OnDeck Asset Securitization Trust II LLC (the “Issuer”), a wholly-owned subsidiary of OnDeck. The Notes are secured by and payable from a revolving pool of OnDeck small business loans. The Issuer is the sole obligor of the Notes; the Notes are not obligations of or guaranteed by OnDeck or any of its other subsidiaries. OnDeck is acting as the servicer of the loans securing the Notes.
The net proceeds from the Notes offering were used by the Issuer primarily to purchase a revolving pool of small business loans from OnDeck. OnDeck used the purchase price it received from the sale of those loans to repay the debt that had been previously secured by those loans, including all $175 million aggregate principal amount of the Series 2014-1 Notes, Class A and Class B, due 2018 (collectively, the “Old Notes”), which were optionally prepaid in full. The Old Notes had been issued by one of OnDeck’s other wholly-owned subsidiaries in a prior securitization transaction. OnDeck also used the purchase price it received to reduce outstanding debt under one of its asset-backed revolving debt facilities and for general corporate purposes.
The Notes were not and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes were offered only to qualified institutional buyers under Rule 144A and to persons outside the United States pursuant to Regulation S under the Securities Act.
This press release is not an offer to sell, nor a solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
About OnDeck
OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the company has powered Main Street’s growth through advanced lending technology and a constant dedication to customer service. OnDeck’s proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry’s widest range of term loans and lines of credit. To date, the Company has deployed over $4 billion to more than 50,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website www.businessloans.com. For more information, please visit www.ondeck.com.
About Credit Ratings
Credit ratings are opinions of the relevant rating agency. They are not facts and are not opinions of OnDeck. They are not recommendations to purchase, sell or hold any securities and can be changed or withdrawn at any time.
Investor Contact:
Kathryn Harmon Miller
646.558.7860
kmiller@ondeck.com
Media Contact:
Miranda Eifler
917.677.7112
meifler@ondeck.com
OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of OnDeck.
SOURCE OnDeck